UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: February 19, 2014

(Date of earliest event reported)

Imperva, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35338	03-0460133
(Commission File Number)	(IRS Employer Identification No.)

3400 Bridge Parkway, Suite 200 Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 345-9000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K that Imperva, Inc., a Delaware corporation (“Imperva”), filed with the Securities and Exchange Commission (“SEC”) on February 6, 2014 (the “First Original 8-K”), on February 6, 2014, Imperva entered into a Share Exchange Agreement (the “Exchange Agreement”) with SkyFence Networks, Ltd., a company incorporated under the laws of the State of Israel (“SkyFence”), the shareholders of SkyFence (the “SkyFence Shareholders”) and Ofer Hendler, in his separate capacity as the Sellers’ Representative, pursuant to which Imperva would acquire from the SkyFence Shareholders all of the outstanding capital stock of SkyFence (and all rights to acquire such stock) in exchange for approximately $60 million in Imperva common stock (or rights to acquire such stock), valued based on the conversion formula set forth in the Exchange Agreement (the “Stock Consideration”) and cash (together with the Stock Consideration, the “Consideration” and such transaction, the “Share Exchange” or the “SkyFence Acquisition”) subject to potential working capital and other adjustments that may be made prior to the closing of the Share Exchange (the “Closing”), as are set forth in the Exchange Agreement. Capitalized terms used in this Form 8-K and not otherwise defined have the meanings given to them in the Exchange Agreement.

As previously disclosed in a Current Report on Form 8-K that Imperva filed with the SEC on February 11, 2014 (the “Second Original 8-K”), on February 7, 2014, Imperva completed the Share Exchange pursuant to the Exchange Agreement and, as a result, SkyFence became a wholly-owned subsidiary of Imperva.

On February 19, 2014, Imperva, SkyFence, SkyFence Shareholders constituting a Sellers’ Majority and the Sellers’ Representative entered into an amendment to the Exchange Agreement (the “Amendment”) in order to ensure compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”). As amended, the Exchange Agreement provides that:

•	to the extent that Imperva would have otherwise been required to issue shares of its common stock (“Shares”) to a Related Party, as defined in the Amendment, under the Exchange Agreement in excess of 1% of the total number of shares of Imperva common stock that were outstanding immediately prior to the Closing (such excess amount, the “Excess Shares”), Imperva will instead deliver to such Related Party an amount of cash (the “Replacement Cash”) equal to the value of the Excess Shares (as determined in the Exchange Agreement, as amended) in satisfaction of its obligations; and

•	such Replacement Cash shall be allocated and deemed to be paid in respect and in lieu of, as applicable:

•	first, the Shares that are withheld from delivery to such Seller as Imperva’s security for such Seller’s indemnification obligations for breaches of its or SkyFence’s representations, warranties and covenants (the “Indemnity Holdback”),

•	then, the Shares that are withheld from delivery to such Seller as Imperva’s security for working capital and other adjustments to the Consideration that may be made following the Closing (the “Adjustment Holdback”), and

•	then, the Shares that are to be delivered to such Seller at the Closing (the “Closing Payment”).

As amended, pursuant to the Exchange Agreement, Imperva will (i) issue or pay to SkyFence Shareholders up to an aggregate of 884,422 shares of Imperva common stock and $16.1 million in cash, of which (x) 956 Shares and approximately $34,000 in cash are subject to the Adjustment Holdback for approximately 75 days after the Closing and (y) 206,499 Shares and approximately $7.6 million in cash are subject to the Indemnity Holdback for approximately 24 months after the Closing, and (ii) assume SkyFence options exercisable, as adjusted for the ratio applicable to the Share Exchange, for an aggregate of up to 24,248 Shares.

Shlomo Kramer, Chief Executive Officer of Imperva and a Related Party, was a member of the board of directors of SkyFence and was a SkyFence Shareholder, owning 42.67% of the outstanding fully diluted capital stock of SkyFence. As amended, pursuant to the Exchange Agreement, Mr. Kramer will receive up to an aggregate of 252,669 Shares and approximately $13.3 million in cash, of which cash approximately $34,000 is subject to the Adjustment Holdback for approximately 75 days after the Closing and approximately $7.6 million is subject to the Indemnity Holdback for 24 months after the Closing.

Mr. Kramer was fully recused from management’s consideration and valuation of the SkyFence Acquisition. In addition, at the recommendation of the nominating and corporate governance committee of Imperva’s Board of Directors (the “Board”) in light of Imperva’s related party transactions approval policy, a special Acquisitions Committee of the Board (the “Acquisitions Committee”), consisting solely of independent, disinterested directors, had oversight of management during the course of the consideration, valuation and approval of the transaction, which was ultimately approved by the Board. Mr. Kramer was fully recused from all consideration, evaluation and discussion by the Acquisitions Committee and the Board of the SkyFence Acquisition, including the amount and type of the consideration paid.

In connection with their approval of the SkyFence Acquisition, the Acquisitions Committee and the Board received the opinion of an investment bank addressed to the Board as to the fairness to Imperva and the stockholders of Imperva from a financial point of view of the aggregate Consideration, and in connection with the approval of the Amendment, the investment bank confirmed to the Board that if the terms of the Amendment had been set forth in the original Exchange Agreement, it did not believe that its ability to render the opinion, as of the date thereof, would have been adversely affected. Both the original opinion and the statement described above were based upon and subject to a number of qualifications and assumptions set forth in letters from the investment bank to the Board.

The above description of the Amendment is qualified in its entirety by reference to the copy of the Amendment which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2014, the Compensation Committee approved an amendment to the annual base salary and annual bonus target for Mr. Kramer and Amichai Shulman, our Chief Technology Officer, both of whom reside in Israel, to reflect that such amounts would be based on shekels rather than U.S. dollars. The Compensation Committee approved an annual base salary for Messrs. Kramer and Shulman of NIS 1,207,000 and NIS 770,000, respectively, and an annual bonus target for Messrs. Kramer and Shulman of NIS 1,207,000 and NIS 153,000, respectively, in each case effective January 1, 2014. Based on the average exchange rate for 2013 of NIS 1.00 to US$0.2771, the annual base salary for Messrs. Kramer and Shulman would be $334,460 and $213,367, respectively, and the annual bonus target for Messrs. Kramer and Shulman would be $334,460 and $42,396.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

2.1	Amendment to Share Exchange Agreement, dated as of February 19, 2014, and Share Exchange Agreement, dated as of February 6, 2014, each by and among Imperva, Inc. SkyFence Networks, Ltd., the shareholders of SkyFence Networks, Ltd. and Ofer Hendler, in his separate capacity as the Sellers’ Representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPERVA, INC.

By:	/s/ Terrence J. Schmid
Terrence J. Schmid Chief Financial Officer

Date: February 21, 2014

EXHIBIT INDEX

Number	Description

2.1	Amendment to Share Exchange Agreement, dated as of February 19, 2014, and Share Exchange Agreement, dated as of February 6, 2014, each by and among Imperva, Inc. SkyFence Networks, Ltd., the shareholders of SkyFence Networks, Ltd. and Ofer Hendler, in his separate capacity as the Sellers’ Representative.

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